Exhibit 10.2

Execution Version

OWNER PARENT GUARANTEE

This GUARANTEE (this “Guarantee”), dated as of January 10th , 2023, is made by Global Clean Energy Holdings, Inc., a corporation duly organized and existing under the laws of Delaware (“Guarantor”), in favor of CTCI Americas, Inc., a corporation duly organized and existing under the laws of Texas (“Contractor,”) and, together with Guarantor, each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Bakersfield Renewable Fuels, LLC (“Owner”) is an indirect wholly owned subsidiary of Guarantor; and

WHEREAS, Owner and Contractor have entered into that certain Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement and Construction of the Bakersfield Renewable Fuels Project dated as of May 18, 2021, as amended from time to time (the “Agreement”);

WHEREAS, Owner and Contractor have entered into that certain Amendment No. 2 to EPC Agreement dated as of the date hereof (“Amendment”), whereby a condition of the Amendment is that Guarantor would issue this Guarantee in favor of Contractor in connection with Owner’s obligations under the Amendment;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Guarantee.

1.1	On the terms and subject to the conditions contained herein, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to and for the benefit of Contractor, the full and punctual payment, as and when each such payment becomes due, by or on behalf of Owner of any and all amounts owed by Owner to Contractor in connection with and to the extent provided for in the Amendment (the “Guaranteed Obligations”).

(a)	Prior to any demand of payment from the Guarantor pursuant to this Guarantee, (i) Contractor shall have provided prior written notice to Owner of the event or circumstance (whether breach or Default or otherwise) relating to such demand and permitted the Owner an opportunity to cure within the time period expressly stated in the Agreement (or if not expressly stated therein, seven (7) Days) and (ii) Contractor shall have determined at any time after such cure period has expired, in its sole discretion, that Owner has not cured such breach, Default or otherwise in accordance with the Amendment. Without limiting any other provision of this Guarantee, Guarantor waives all defenses or rights with respect to any delayed notice or enforcement against Guarantor of such events leading to such demand, including the waivers stipulated in Section 4 hereof.

1.2	This Guarantee is an absolute, unconditional, present, and continuing guarantee of payment, and not of collection, is in no way conditioned or contingent upon any attempt to collect from or enforce payment by Owner or upon any other event, contingency or circumstance whatsoever, and shall remain in full force and effect and be binding upon and against Guarantor and its successors and permitted assigns (and shall inure to the benefit of Contractor and its agents, successors, endorsees, transferees, and permitted assigns). If, for any reason, Owner shall fail or be unable duly, punctually, and fully to perform or pay, as and when such payment is due, any of the Guaranteed Obligations, Guarantor shall promptly perform or pay, or cause to be performed or paid, such Guaranteed Obligations.

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Execution Version

1.3	Guarantor agrees that any judgment between Contractor and Owner under the Agreement (whether in contested litigation or arbitration, by default or otherwise) shall be conclusive and binding on the Parties for the purposes of determining Guarantor’s obligations under the Guarantee.

1.4	Subject always to the provisions of Section 1.5 below, Guarantor further agrees to pay to Contractor any and all out-of-pocket costs, expenses (including, without limitation, all reasonable fees and expenses of counsel), and direct damages which may be paid or incurred by Contractor in enforcing any rights with respect to this Guarantee, including, without limitation, collecting against Guarantor under this Guarantee (the foregoing, collectively, the “Enforcement Costs”).

1.5	Notwithstanding anything to the contrary in this Guarantee, but subject to Section 2.3, under no circumstances shall Guarantor’s obligations and liabilities under this Guarantee exceed 100 percent (100%) of Owner’s aggregate liability under the Amendment.

2.	Obligations Absolute and Unconditional, Continuing; Etc.

2.1	Guarantor agrees that, subject to the provisions of Section 2.3 below, the obligations of Guarantor shall remain in full force and effect without regard to and shall not be released, discharged or in any way affected or impaired by, any circumstance or condition (other than full and strict compliance by Guarantor with its obligations hereunder) (whether or not Guarantor shall have any knowledge or notice thereof), including, without limitation: (i) the existence, validity, enforceability, perfection, release, or impairment of value of any collateral for such Guaranteed Obligations; (ii) any amendment or modification of or supplement to or other change in the Agreement or any other document, including, without limitation, any change order, renewal, extension, acceleration or other changes to time, manner, place or terms of payment thereunder; (iii) any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of the Agreement or any other document or any obligation or liability of Contractor or any other Person, or any exercise or non-exercise of any right, remedy, power, or privilege under or in respect of any such instrument or agreement or any such obligation or liability; (iv) any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, or similar proceeding with respect to Owner or its properties, or any action taken by any trustee or receiver or by any court in any such proceeding; (v) any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of the Agreement or any other document or any term or provision thereof; (vi) any merger or consolidation of Guarantor, Owner or any other Person into or with any other Person or any sale, lease or transfer of all or any of the assets of Guarantor, Owner, or any other Person; (vii) any change in the ownership of Guarantor, Owner or any other Person; and (viii) any winding up or dissolution of Guarantor, Owner or any other Person.

2.2	The Guaranteed Obligations constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties. Without limiting the generality of the foregoing, Guarantor agrees that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, Owner shall fail to pay amounts owed by Owner under the Amendment and that notwithstanding the recovery hereunder for or in respect of any given failure to so comply by Owner under the Amendment, this Guarantee shall remain in full force and effect and shall apply to each and every subsequent such failure.

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Execution Version

2.3	Notwithstanding the foregoing provisions of this Article 2 or other terms of this Guarantee, Guarantor’s obligations and liability under this Guarantee shall not exceed the obligations and liabilities of Owner under the Amendment and the amount set forth in Section 1.5, and Guarantor shall have the full benefit of the rights, defenses, setoffs, and limitations of liability available to Owner that are provided for in the Agreement, the Amendment, and at law; provided, however, that the foregoing statement shall not be interpreted to relieve Guarantor of any Guaranteed Obligations due to the occurrence of any of the circumstances in subparts (iv), (vi), (vii) or (viii) of Section 2.1 above.

3.	Reinstatement. Guarantor agrees that this Guarantee shall be automatically reinstated with respect to any payment made by or on behalf of Owner pursuant to the Amendment if and to the extent that such payment is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

4.	Waiver of Demands, Notices; Etc. Except as stated in Section 1.2, Guarantor hereby unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of any of the matters referred to in Section 2.1 hereof; (ii) all notices which may be required by Applicable Law now or hereafter in effect, to preserve any rights against Guarantor hereunder; (iii.) notice of acceptance of this Guarantee, demand, protest, presentment, notice of failure of payment, and any requirement of diligence; and (v) any requirement to exhaust any remedies or to mitigate any damages resulting from failure of payment by Owner under the Amendment or by any other Person under the terms of the Agreement.

5.	No Subrogation. Notwithstanding any payment made by Guarantor hereunder (or any set-off or application of funds of Guarantor by Owner), Guarantor shall not be entitled to be subrogated to any of the rights of Owner , for the payment of the obligations guaranteed hereunder, nor shall Guarantor seek or be entitled to assert or enforce any right of contribution, reimbursement, indemnity or any other right to payment from Owner as a result of Guarantor’s performance of its obligations pursuant to this Guarantee until all Guaranteed Obligations are performed or paid in full. If any amount shall be paid to Guarantor on account of such subrogation, contribution, reimbursement or indemnity rights at any time when all of the Guaranteed Obligations and all amounts owing hereunder shall not have been performed and paid in full, such amount shall be held by Guarantor in trust for Contractor, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Contractor, to be applied against the Guaranteed Obligations.

6.	Representations and Warranties. Guarantor represents and warrants that:

6.1	it is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guarantee;

6.2	the execution, delivery and performance of this Guarantee will not violate or conflict with its charter or by-laws (or comparable constituent documents), any law, regulation or order of any governmental authority or any court or other agency of government applicable to it or the terms of any agreement to which it is a party;

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Execution Version

6.3	no authorization, approval, consent or order of, or registration or filing with, any court or other governmental entity having jurisdiction over Guarantor is required on the part of Guarantor for the execution, delivery, or performance of this Guarantee;

6.4	the execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene Guarantor's constitutional documents or any contractual restriction binding on Guarantor or its assets; and

6.5	this Guarantee, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability of this Guarantee may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity as they apply to Guarantor.

7.	Conveyance or Transfer. Without Contractor’s written consent (not to be unreasonably withheld, conditioned or delayed), Guarantor shall not convey, sell, lease or transfer its properties or assets to any Person to the extent that such conveyance, sale, lease or transfer could have a material adverse effect on Guarantor’s ability to fulfill its obligations under this Guarantee (“Material Transaction”). For the avoidance of doubt, a sale of property, assets or Affiliates for market value in an arm’s length transaction (a) by Guarantor or (b) by an Affiliate of Guarantor shall not be considered a Material Transaction as long as Guarantor or a wholly owned subsidiary of Guarantor receives all of the proceeds from such sale. In case of a proposed Material Transaction, Guarantor shall provide Contractor with reasonable advance notice of such proposed Material Transaction. Guarantor shall then meet with Contractor and, pursuant to a written confidentiality agreement, provide to Contractor all necessary information, reasonably requested by Contractor, regarding the proposed Material Transaction for the purpose of receiving Contractor’s written consent to such Material Transaction (and as described above such consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, such restriction on conveyances, sales, leases and transfers shall include conveyances, sales, leases or transfers to Guarantor’s Affiliates other than any wholly owned subsidiaries.

8.	Miscellaneous.

8.1	This Guarantee shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Guarantor may not assign or transfer this Guarantee or any rights or obligations hereunder without Contractor’s prior written consent, which consent may be withheld in Contractor’s sole and absolute discretion. Contractor may, without Guarantor’s consent: (i) assign this Guarantee, in whole or part, to any Person who is a permitted successor or assignee of Contractor under the Agreement, and (ii) assign, pledge and/or grant a security interest in this Guarantee to any Lender. Except as otherwise provided in this Section 7, nothing herein, express or implied, is intended or shall be construed to confer upon or to give to any Person other than the Parties hereto any rights, remedies, or other benefits.

8.2	This Guarantee shall be governed by, interpreted and construed in accordance with the laws of the state of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of California.

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Execution Version

8.3	The Parties agree that in the event that any claim, dispute, controversy, difference, disagreement, or grievance (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, connected with or relating in any way to this Guarantee (including the construction, validity, interpretation, termination, enforceability or breach of this Guarantee) (“Dispute”) cannot be resolved informally within fifteen (15) Days after the Dispute arises, then the Parties agree that such dispute shall be decided by binding arbitration in Los Angeles County, California. Unless otherwise agreed by the Parties, the arbitration shall be administered in Los Angeles before one (1) arbitrator who shall be a retired judge admitted to practice law in the State of California. The arbitration shall be administered by Judicial Arbitration & Mediation Services, Inc (“JAMS”), or any like organization successor thereto, pursuant to its Streamlined Arbitration Rules and Procedures (the “Rules”). The arbitrator shall determine the rights and obligations of the Parties according to the substantive law of the state of California, excluding its conflict of law principles, as would a court for the state of California; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2. The arbitration award shall be final and binding, in writing, signed by the arbitrator or all of the arbitrators (as applicable), and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof. The prevailing Party in any action or proceeding shall be entitled to recover from the other Party all of its reasonable costs and expenses incurred in connection with such action or proceeding including reasonable legal fees and costs at arbitration. EACH PARTY AGREES THAT ANY AWARD IN ITS FAVOR RESULTING FROM A BINDING ARBITRATION AWARD SHALL BE IMMEDIATELY ENFORCEABLE AGAINST THE NON-PREVAILING PARTY IN ANY COURT WORLDWIDE HAVING JURISDICTION OVER THE NON-PREVAILING PARTY, AND THE NON-PREVAILING PARTY AGREES THAT IT SHALL NOT CONTEST OR INTERPOSE ANY DEFENSE TO ENFORCEABILITY OF SUCH AWARD. IF, NOTWITHSTANDING THE FOREGOING, THE NON-PREVAILING PARTY NONETHELESS SEEKS TO CONTEST OR INTERPOSE ANY DEFENSE TO ENFORCEABILITY OF THE ARBITRATION AWARD, THE NON-PREVAILING PARTY SHALL BE REQUIRED TO POST A BOND IN THE AMOUNT OF THE AWARD IN FAVOR OF THE PREVAILING PARTY AS A CONDITION TO HAVING ITS DEFENSE HEARD.

8.4	No modification or amendment of this Guarantee shall be of any force or effect unless made in writing, signed by the Parties hereto, and specifying with particularity the nature and extent of such modification or amendment. This Guarantee constitutes the entire and only understanding and agreement among the Parties hereto with respect to the subject matter hereof and cancels and supersedes any prior negotiations, proposals, representations, understandings, commitments, communications, or agreements, whether oral or written, with respect to the subject matter hereof.

8.5	All notices, demands, offers, requests and other written instruments required or permitted to be given pursuant to this Guarantee shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight courier, messenger, facsimile or certified mail, return receipt requested, to the other Parties at the address set forth below.

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Execution Version

If to Guarantor:

Richard Palmer

2790 Skypark Drive

Suite 105

Torrance, CA 90505

Email: rpalmer@gceholdings.com

If to Contractor:

CTCI Americas, Inc

Attn: Patrick Jameson

15721 Park Row, Suite 300

Houston, Texas 77084

Email: patrick.jameson@ctci.com

Each Party shall have the right to change the place to which such notices shall be sent or delivered by sending a similar notice to the other Parties in like manner. Notices, demands, offers, requests or other written instruments shall be deemed to have been duly given on the date actually received by the intended recipient, provided that if the day of receipt is not a Business Day then it shall be deemed to have been received on the next succeeding Business Day.

8.6	The headings of the several provisions of this Guarantee are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guarantee.

8.7	No forbearance or delay by Contractor in asserting rights against Owner shall affect or impair in any way Guarantor’s obligations hereunder or the rights of Contractor hereunder.

8.8	Capitalized terms used, but not otherwise defined, herein shall have the respective meanings ascribed to such terms in the Agreement, mutatis mutandis.

8.9	If any provision of this Guarantee is ultimately determined by a court of competent jurisdiction to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Guarantee except to the extent necessary to give effect to the construction of such invalidity, and any such invalid portion shall be deemed severed without affecting the validity of the remaining portions of this Guarantee.

8.10	This Guarantee may be executed in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

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Execution Version

IN WITNESS WHEREOF, the undersigned have duly executed this Guarantee as of the date first above written.

Global Clean Energy Holdings, Inc.

By:	/s/ Richard Palmer
Name:	Richard Palmer
Title:	Chief Executive Officer

CTCI Americas Inc.

By:	/s/ Patrick Jameson
Name:	Patrick Jameson
Title:	Chief Executive Officer

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